March 29, 2007

Warren Stern
DOV Pharmaceutical, Inc.
150 Pierce Street
Somerset, NJ 08873

Dear Warren:

In connection with your continued employment by DOV Pharmaceutical, Inc. (“DOV” or the “Company”), I am pleased to offer you the following terms as set forth below. If accepted by you, the terms of this Letter Agreement shall be effective as of April 1, 2007 (the “Effective Date”) and shall terminate June 30, 2007 (the “Expiration Date”, and the period commencing on the Effective Date and ending on the Expiration Date shall be referred to herein as the “Term”). The parties hereto acknowledge and agree that your Employment Agreement, dated as of September 10, 2003 and as amended on June 30, 2006, shall expire on March 31, 2007 and shall not govern your employment with DOV during the Term. On the Effective Date, this Letter Agreement shall be the exclusive statement of the terms of your continued employment during the Term and shall replace any prior agreement between us.

This Letter Agreement confirms your continued employment during the Term on a part-time basis as DOV’s Senior Vice President, Drug Development. During the Term, you shall devote at least eight hours per week to your employment with the Company and shall be present in the Company’s offices at least one day per month. You shall be paid $1,702 per week (minus deductions and withholdings required by law) and shall be reimbursed for reasonable and necessary travel expenses incurred in connection with your travel to DOV’s offices. You are entitled during the Term to 1.5 vacation days, but you shall not receive any other benefits that may be provided by DOV to its employees.

You and DOV agree that either party may terminate your employment and this Letter Agreement at any time and for any reason upon at least 30 days’ written notice. Furthermore, the parties hereto agree that, by May 1, 2007, the parties shall reach agreement as to whether to extend the Term until December 31, 2007. This letter and the terms herein shall be amended only in writing. To accept, please sign below in the space provided.

Sincerely,

/s/ Barbara Duncan
Barbara Duncan
Chief Executive Officer

Accepted and Agreed:

/s/ Warren Stern
Dr. Warren Stern

150 Pierce Street, Somerset, NJ 08873
Phone: (732) 907-3600 • FAX (732) 907-3799